Exhibit 99.1

Magnitude Files Patent Infringement Lawsuit Against New Zealand-based, Niche Software, Ltd., Makers of WorkPace Software

CHESTER, N.J., March 21, 2005 -- Magnitude Information Systems, Inc. (Symbol:
MAGY), today announced that it has filed a patent infringement lawsuit against Niche Software LTD of New Zealand, makers of a software product called Workpace(TM). The lawsuit, alleging Niche`s willful infringement of Magnitude's patent underlying its ErgoEnterprise(TM) product line, was filed in the United States District Court of New Jersey. Magnitude is a leading developer of software used to increase productivity and minimize common risk factors associated with repetitive stress injuries (RSI), such as carpal tunnel syndrome, for people using computers.

The lawsuit follows Magnitude's unsuccessful attempts to license its patented software to Niche. "Although we would have preferred to resolve this dispute without litigation, we can no longer tolerate Niche's on-going infringement of our patent" commented Steven D. Rudnik, Magnitude Founder, and Chief Executive Officer. "Niche's infringement is clear. We have a responsibility to our shareholders, our customers and the industry in general to expose and to end this patent infringement." Mr. Rudnik adds that "Niche should not be insulated from patent laws simply because it is a New Zealand company 10,000 miles away. If Niche participates in a market, it must respect the patent laws of the host nation."

About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's unique Anti-Injury(TM) software solution, ErgoEnterprise, has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.

Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN and ErgoCoach, help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com .

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.